Exhibit 99.1

BioCardia, Inc. Signs Merger Agreement with Tiger X Medical, Inc., Secures Funding to Support Further Development of CardiAMP® Cell Therapy System for the Treatment of Heart Failure

San Carlos and Miami— August 23, 2016 — BioCardia, Inc., a clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, announced today that it has entered into a definitive agreement to merge with Tiger X Medical, Inc. (CDOM). The combined entity, which will change its name to BioCardia following the closing, will trade on the OTC Markets and will focus solely on the business of BioCardia.

The combined entity is expected to have $23 million in cash at closing, which will be used to support the ongoing Phase III Heart Failure Trial, for the commercialization and development of other product candidates, and for general corporate purposes. OPKO Health Inc. (OPK, NYSE) will become a significant stockholder in Tiger X Medical and will also serve as an advisor to the business. Following the closing, former stockholders of BioCardia will own approximately 50% of the combined company.

“Our CardiAMP cell therapy is seeking to address an enormous unmet need – a treatment for heart failure that develops after a patient has had a heart attack. The merger will provide resources necessary to continue our Phase III development of CardiAMP.” said Dr. Peter Altman, BioCardia’s CEO.

BioCardia is commencing a Phase III study of its CardiAMP cell therapy system for the treatment of heart failure. The Food and Drug Administration (FDA) has approved the study under an Investigational Device Exemption (IDE). The Centers for Medicaid and Medicare Services (CMS) have approved this IDE Nationally as qualified for CMS reimbursement.

About BioCardia®:

BioCardia, Inc., headquartered in San Carlos, CA, is a privately-held company developing regenerative biologic therapies to treat cardiovascular disease. The Company’s current products include the Helix™ transendocardial delivery system and the Morph® steerable guide and sheath catheter portfolio. CardiAMP® and CardiALLO® cell therapies are the company’s biotherapeutic product candidates in clinical development. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and clinical support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction.

Forward Looking Statements:

This press release contains forward-looking statements. Such forward-looking statements include, among other things, references to anticipated cash balance, use of funds and product development plans. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, competition in the industry in which BioCardia operates and overall market conditions and whether the merger between BioCardia and Tiger X Medical will close. These forward-looking statements are made as of the date of this press release, and BioCardia and Tiger X Medical assume no obligation to update the forward-looking statements.

Contact:

For BioCardia

Investors and Media:

David McClung

Vice President Finance & CFO

Email: investors@BioCardia.com

Phone: 650-226-0120

For Tiger X Medical:

Steve Rubin

Interim CEO

Phone: 305-575-4100